EXHIBIT 10.4

** Portions of this agreement have been omitted and filed separately with the SEC pursuant to a confidential treatment request

CONFIDENTIAL

NON-EXCLUSIVE ALFALFA LICENSING AND ASSIGNMENT AGREEMENT

This Non-Exclusive Alfalfa Licensing and Assignment Agreement (including all Exhibits hereto, as amended, modified or supplemented from time to time in accordance with its terms, the "Agreement") is entered into this 31st day of December, 2014, by and between Pioneer Hi-Bred International, Inc., having an address at 7100 NW 62nd Avenue, Johnston, Iowa 50131-1014 (the licensee, hereafter "Pioneer"), and S&W Seed Company, having an address at 25552 South Butte Avenue, Five Points, California 93624 (hereinafter "Licensor") (Pioneer and Licensor, hereinafter, are referred to each individually as a "Party" and together as the "Parties").

WHEREAS, Pioneer and Licensor are parties to that certain Asset Purchase and Sale Agreement dated December 19, 2014 (the "First APSA"), pursuant to which Licensor and/or its Affiliates purchased or licensed from Pioneer and/or its Affiliates, and Pioneer and/or its Affiliates sold or licensed to Company and/or its Affiliates, certain assets associated with the development of specified commercial alfalfa seed, as provided therein;

WHEREAS, subject to the terms and conditions of the First APSA, Pioneer and Licensor may enter into that certain Asset Purchase and Sale Agreement following the Closing Date (the "Second APSA"), pursuant to which Licensor and/or its Affiliates may purchase from Pioneer and/or its Affiliates, and Pioneer and/or its Affiliates may sell to Licensor and/or its Affiliates, certain assets associated with the development of specified commercial alfalfa seed, as provided therein;

WHEREAS, both Parties wish for Pioneer to license from Licensor the Germplasm for the purpose of introducing [**]1 Traits and [**]2 Traits into such Germplasm licensed pursuant to this Agreement, and for Pioneer to assume ownership of new varieties created by incorporating [**]3 Traits and [**]4 Traits into such Germplasm; and

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the First APSA.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, it is hereby agreed as follows:

ARTICLE I - DEFINITIONS

  "Affiliate" means, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with such first Person, (b) any officer, director, general partner, member or trustee of such Person or (c) any Person who is an officer,

_____________________
1 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
2 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
3 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
4 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

  director, general partner, member or trustee of any Person described in clause (a) or (b) of this sentence. For purposes of this definition, the terms "control," "controlling," "controlled by" or "under common control with" shall mean the possession, direct or indirect, of the power to control the management of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, an entity shall not be deemed an Affiliate of a Person if the Person does not control such entity, irrespective of whether the Person owns fifty percent (50%) or more of such entity's shares of capital stock, limited liability company interests or other equity interests.

  "Agreement" is defined in the preamble.

  "Claims" is defined in Article VI(5).

  "Confidential Information" is defined in Article VII(1).

  "CPR" is defined in Article VII(2).

  "First APSA" is defined in the recitals.

  "Germplasm" means the germplasm identified on Exhibit A, as the same may be amended by mutual agreement of Licensor and Pioneer from time to time.

  "Governmental Body" - means any federal, state, local, municipal, foreign, tribal or other governmental body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority.

  "Intellectual Property" means all right, title and interest in and to all proprietary assets owned by or under license to Pioneer necessary for the production and development of varieties, including, without limitation, plant variety protection certificates and applications adopted pursuant to the U.S. Plant Variety Protection Act, the International Union for the Protection of New Varieties of Plants and similar applicable domestic and foreign laws or conventions, all domestic and foreign letters patent, patents, patent applications, and patent licenses.

  "License Term" is defined in Article V(1).

  "[**]5 Trait" means the trait including event [**]6 that reduces the content of [**]7.

  "Licensed Territory" is defined as worldwide.

  "Licensor" is defined in the preamble.

  "Party" or "Parties" is defined in the preamble.

  "Person" means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

_____________________
5 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
6 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
7 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

  "Pioneer" is defined in the preamble.

  "Progeny Germplasm" means non-traited progeny of the Germplasm modified or generated by Pioneer resulting from Pioneer's exercise of its rights and obligations under this Agreement.

  "[**]8 Trait" means [**]9 proprietary first generation [**]10 trait that includes the event [**]11.

  "Second APSA" is defined in the recitals.

  "Traited Germplasm" means any Germplasm or progeny of the Germplasm which includes the [**]12 Trait, [**]13 Trait, or both traits that has been modified or generated by Pioneer resulting from Pioneer's exercise of its rights and obligations under this Agreement.

ARTICLE II - INTENT IN GRANT OF LICENSE

  Subject to the terms of this Agreement, Licensor hereby grants to Pioneer and its Affiliates, and Pioneer hereby agrees and accepts on behalf of its Affiliates, during the License Term in the Licensed Territory, a royalty-free, limited non-exclusive, nontransferable license to plant, grow, breed and conduct research with the Germplasm and Progeny Germplasm solely for the purpose of introducing the [**]14 Trait and [**]15 Trait into the Germplasm and Progeny Germplasm.

  The scope of the license granted in Article II(1) is strictly limited to the grant therein. Pioneer agrees not to use any of the rights granted in Article II(1) for any other purpose.

  Nothing herein shall prevent either Party from engaging in activity related to the development, production, distribution, and commercialization of any crop or any other research or commercial activity in any market, either individually, jointly, or in collaboration with any third party.

  In the event that the parties shall not consummate the Closing (as such term is defined in the Second APSA) under the Second APSA, the parties agree to negotiate in good faith to reach a mutually acceptable commercial agreement which would entitle Licensor to a market-based compensation based on the Germplasm contribution to the Traited Germplasm for any Traited Germplasm Pioneer wishes to produce, sell and distribute.

  In the event the exercise of Pioneer's rights hereunder results in any other development or invention from the Germplasm, Progeny Germplasm or Traited Germplasm, Pioneer shall own all right, title and interest in and to such development or invention.

ARTICLE III - RESTRICTIONS ON GRANT OF LICENSE

  Aside from the Grant of license in Article II(1), Licensor does not grant Pioneer or its Affiliates any other rights or license to any Licensor licenses and know-how licenses, and trade secrets, technical knowledge, proprietary processes, formulae, know-how, all biological material utilized

_____________________
8 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
9 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
10 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
11 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
12 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
13 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
14 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
15 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

  in breeding and development of the Germplasm, including, without limitation, seed stocks, breeding and parental lines, segregating populations; breeding and development records, both electronic or hardcopy, related to breeding and development of Germplasm, owned or used, directly or indirectly, in the operation of Licensor's business, and other confidential proprietary information and related ownership, use and other rights of Licensor (including rights of renewal and rights to sue for past, present and future infringements or misappropriations of any of the foregoing), and goodwill of Licensor associated therewith.

  The only permissible uses by Pioneer and its Affiliates of the Germplasm and Progeny Germplasm covered by this Agreement are those set forth in Article II(1). No production, sales or distribution of the Germplasm is permitted.

  The Germplasm and the Progeny Germplasm shall remain the property of Licensor. The Traited Germplasm shall become the property of Pioneer upon the insertion of either the [**]16 Trait or [**]17 Trait into the Germplasm or Progeny Germplasm.

ARTICLE IV - INTENT IN ASSIGNMENT

  Licensor will assign and does hereby assign to Pioneer (i) all rights, title and interest in and to each and all of the Traited Germplasm and any other developments or inventions resulting from Pioneer's exercise of it rights and obligations under this Agreement, and (ii) all rights to sue for, to claim and to recover for all past, present and future infringement thereof; the same to be held and enjoyed by Pioneer for its own use and benefit.

  Pioneer may choose, in its sole discretion, to obtain U.S. and/or foreign patent and plant variety protection registration of the Traited Germplasm, any other developments or inventions resulting from Pioneer's exercise of it rights and obligations under this Agreement and/or related Intellectual Property.

  Licensor will cooperate in executing all appropriate documents reasonably requested by Pioneer to complete formalities for perfecting the assignment from Licensor to Pioneer. Further, Licensor agrees that, upon request and without further compensation, Licensor and its employees, consultants, legal representatives, and its and their successors and/or assigns, will perform any and all lawful acts, including the execution of oaths, assignments, powers of attorney, and any and all other papers, which Pioneer, its successors, assigns, and/or representatives shall reasonably consider necessary or advisable for vesting, perfecting, recording, or maintaining the title of Pioneer, its successors and assigns, to the Traited Germplasm and any other developments or inventions resulting from Pioneer's exercise of it rights and obligations under this Agreement. All costs and expenses associated with the foregoing, including, but not limited to, all legal and notarization costs and expenses, shall be borne by Licensor.

  Pioneer shall retain full ownership of all right, title, and interest in and to the Traited Germplasm; provided, however, that if the Parties shall consummate the Closing (as such term is defined in the Second APSA) under the Second APSA Pioneer agrees to assign and will assign to Licensor all right, title, and interest in and to the Traited Germplasm in all events in accordance with the terms and subject to the conditions set forth in the Second APSA. Further,

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16 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
17 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

  Pioneer agrees that, upon request and without further compensation, Pioneer and its employees, consultants, legal representatives, and its and their successors and/or assigns, will perform any and all lawful acts, including the execution of oaths, assignments, powers of attorney, and any and all other papers, which Licensor, its successors, assigns, and/or representatives shall reasonably consider necessary for vesting, perfecting, recording, or maintaining the title of Licensor, its successors and assigns, to Traited Germplasm. All costs associated with the foregoing, including, but not limited to, all legalization and notarization costs, shall be borne by Licensor.

  No transfer of ownership rights from Pioneer is intended by this Agreement. Aside from the transfer of rights for Traited Germplasm, no other transfer of ownership rights from Licensor is intended by this Agreement.

ARTICLE V - TERM AND TERMINATION

  This Agreement shall be effective as of the date first written above and, subject to Article II(4), shall continue until the earlier of (i) the date on which the Parties shall consummate the Closing (as such term is defined in the Second APSA) under the Second APSA, or (ii) December 31, 2017 (the "License Term").

  Subject to Article II(4), either Party may terminate this Agreement immediately upon any termination of the Research Agreement, dated December 31, 2014, between the Parties.

  Subject to Article II(4), upon expiration or termination of this Agreement, all rights and obligations under this Agreement shall become null, void and ineffective, except that the rights and obligations of either Party that have accrued shall not be affected thereby. Notwithstanding anything contained in this Agreement to the contrary, the Parties' rights and obligations under this Article V and Articles VI, VII, VII, IX and X shall survive the expiration or earlier termination of this Agreement.

  Subject to Article II(4), upon expiration or termination of this Agreement, all Germplasm and Progeny Germplasm shall be destroyed or returned at Licensor's request in accordance with procedures reasonably specified by Licensor. Pioneer shall provide written confirmation to Licensor of the destruction.

ARTICLE VI - REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

  Pioneer will comply fully and ensure its Affiliates and allowed sublicensees similarly comply fully with all applicable laws and regulations of applicable Governmental Bodies regarding the growing, conditioning/processing, treatment, packaging, testing, transportation, importation, handling, storage, distribution and disposal of Germplasm, Progeny Germplasm and Traited Germplasm.

  NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS, EXTENDS ANY OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, OR ASSUMES ANY RESPONSIBILITIES WHATSOEVER WITH RESPECT TO:

    THE PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE GERMPLASM, PROGENY GERMPLASM OR TRAITED GERMPLASM

    THE SUITABILITY, COMPLETENESS OR ACCURACY OF INFORMATION OR OTHER DATA PROVIDED IN CONNECTION WITH THIS AGREEMENT;

    THE SCOPE OR VALIDITY OF ANY PATENT OR PVP/PBR CERTIFICATES OF THE GERMPLASM, PROGENY GERMPLASM OR TRAITED GERMPLASM; OR

    ANY GERMPLASM, PROGENY GERMPLASM OR TRAITED GERMPLASM BEING FREE FROM INFRINGEMENT OF PATENTS

  To Licensor's knowledge, the Germplasm are distinct, uniform and stable alfalfa varieties.

  Each Party hereby represents and warrants that any information transmitted to the other Party under this Agreement has not been received or generated under any restrictions from, or in any manner as to obligate an employee of Licensor, to any third party, and that the transfer of such information to Pioneer is free and unencumbered by said third parties.

  Each Party represents and warrants that it is not under any obligation to or restriction by any third party that would prevent it from entering into this Agreement.

  Licensor warrants the Licensor is legally entitled to grant the license granted in Article II(1).

  Pioneer agrees to save, defend, indemnify and hold Licensor, its Affiliates and their respective members, shareholders, employees, directors, officers, representatives and agents harmless from and against any and all claims, demands, suits and actions, causes of action for any loss, liability, obligation, injury, damage, costs and expenses, (including without limitation fees and expenses of attorneys, investigators, and experts and other costs and expenses incident to any suit, action or proceeding) of any kind whatsoever ("Claims") against Licensor resulting from any wrongful use by Pioneer or its Affiliates of the Germplasm, Progeny Germplasm, Traited Germplasm or Traits including Claims resulting solely from the gross negligence, misconduct, deliberate misrepresentation, or breach of this Agreement by Pioneer, as adjudicated by decision of a court of competent jurisdiction, unappealable or unappealed within the time provided by law. Licensor agrees to save, defend, indemnify and hold Pioneer, its Affiliates and their respective members, shareholders, employees, directors, officers, representatives and agents harmless from and against any and all Claims against Pioneer resulting from any wrongful use by Licensor or its Affiliates of the Germplasm, Progeny Germplasm, Traited Germplasm or Traits including Claims resulting solely from the gross negligence, misconduct, deliberate misrepresentation, or breach of this Agreement by Licensor, as adjudicated by decision of a court of competent jurisdiction, unappealable or unappealed within the time provided by law.

ARTICLE VII - CONFIDENTIALITY

  For purposes of this Agreement, "Confidential Information" means (i) this Agreement, and the Exhibits hereto, and (ii) and any information disclosed by one Party or its Affiliates or their representatives to the other Party or its Affiliates or their representatives in connection with the transactions contemplated hereby and identified in writing as "confidential" or similar notation. Except as otherwise permitted by this Agreement, a Party shall not, and shall cause its Affiliates and their respective employees, consultants, agents and attorneys not to, disclose the Confidential Information of the disclosing party or its Affiliates or their representatives to any third party or use the Confidential Information except for purposes of this Agreement and the transactions contemplated hereby without the prior written permission of the disclosing party for a period of seven (7) years after the date of disclosure; provided, that the foregoing obligations of confidentiality and restricted use shall not extend to information that is: (i) already known at the time of its receipt by the receiving party, as shown by its prior written records; (ii) properly in the public domain through no fault of the receiving party; (iii) disclosed to the receiving party by a third party who may lawfully do so; or (iv) independently developed by or for the receiving party without use of the disclosing party's Confidential Information.

  Notwithstanding the foregoing, a receiving party may disclose Confidential Information of the disclosing party required to be disclosed by applicable law or the rules or regulations of any U.S. or foreign securities exchange (if not subject to protection as confidential business information or otherwise protected by statute or common law privilege against disclosure); provided, however, that prior to any such disclosure, the receiving party shall use commercially reasonable efforts to (i) give the other party written notice of such requirement prior to any such disclosure and (ii) allow the other party reasonable time to take such steps as to limit such disclosure. The parties shall cooperate with one another in the good faith making or assertion of any available defense or privilege relating to the disclosure of the Confidential Information.

  Notwithstanding the foregoing, a receiving party may disclose Confidential Information to its Affiliates, and their respective officers, directors, employees, consultants, agents and attorneys having a need to know for the purposes of consummating the transactions contemplated hereby and who are subject to a confidentiality agreement or obligation covering such information.

  Notwithstanding anything to the contrary contained in this Article VII, each Party agrees that it shall, and shall cause its Affiliates and their respective officers, directors, employees, consultants, agents and attorneys to, (i) take reasonable measures to protect the secrecy, and avoid disclosure, except as expressly permitted by this Article VII, and unauthorized use, of the Confidential Information of the other Party and its Affiliates and (ii) with respect to the Confidential Information of the other party and its Affiliates, take at least those measures that it takes to protect its own confidential information of a similar nature, but in no case less than reasonable care.

ARTICLE VIII- GOVERNING LAW

  Any dispute between the Parties arising out of or relating to this Agreement or the transactions contemplated hereby, or the interpretation, validity or effectiveness of this Agreement, or any provision of this Agreement, in the event the Parties fail to agree, shall, upon the written request of a Party, be referred to designated senior management representatives of the Parties for resolution. Such representatives shall promptly meet and, in good faith, attempt to resolve the controversy, claim or issues referred to them.

  If such representatives do not resolve the dispute within thirty (30) days after the dispute is referred to them, the dispute shall be settled by binding arbitration, in accordance with the Center for Public Resources (hereinafter referred to as "CPR") Rules for Non-Administered Arbitration of Business Disputes. For disputes in which the amount in controversy is less than or equal to U.S. $1,000,000, the Parties shall mutually select one (1) neutral arbitrator who shall be qualified by experience and training to arbitrate commercial disputes. If the Parties cannot agree on an arbitrator or if the amount in controversy exceeds U.S. $1,000,000, such dispute shall be settled by three (3) arbitrators who shall be qualified by experience and training to arbitrate commercial disputes, of whom each Party involved in the arbitration shall appoint one, and the two appointees shall select the third, subject to meeting the qualifications for selection.

  If the Parties have difficulty finding suitable arbitrators, the Parties may seek assistance of CPR and its CPR Panels of Distinguished Neutrals. Judgment upon the award or other remedy rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be in Des Moines, Iowa. The arbitrators shall apply the substantive law of the State of Iowa, without regard to its conflicts of law principles, and their decision thereon shall be final and binding on the Parties. Discovery shall be allowed in any form agreed to by the Parties, provided that if the Parties cannot agree as to a form of discovery (i) all discovery shall be concluded within one hundred twenty (120) days of service of the notice of arbitration, (ii) each Party shall be limited to no more than ten (10) requests for the production of any single category of documents, and (iii) each Party shall be limited to two (2) depositions each with a maximum time limit that shall not exceed four (4) hours. Each Party shall be responsible for and shall pay for the costs and expenses incurred by such Party in connection with any such arbitration; provided, however, that all filing and arbitrators' fees shall be borne fifty percent (50%) by Pioneer and fifty percent (50%) by Licensor. Each Party does hereby irrevocably consent to service of process by registered mail, return receipt requested with respect to any such arbitration in accordance with and at its address set forth in Article IX (as such address may be updated from time to time in accordance with the terms of Article IX). Any arbitration contemplated by this Article VIII shall be initiated by sending a demand for arbitration by registered mail, return receipt requested, to the applicable Party in accordance with and at the address set forth in Article IX (as such address may be updated from time to time in accordance with the terms of Article IX) and such demand letter shall state the amount of relief sought by the Party making the demand. This Agreement shall not be governed by the U.N. Convention on Contracts for the International Sale of Goods.

  All proceedings and any testimony, documents, communications and materials, whether written or oral, submitted to or generated by the Parties to each other or to the arbitration panel in connection with this Article VIII shall be deemed to be in furtherance of settlement negotiation and shall be privileged and confidential, and shielded from production in other proceedings except as may be required by applicable law.

  This Agreement shall be governed by the substantive laws of the State of Delaware, without regard to its conflicts of laws principles, and, except as otherwise provided herein, the State and Federal courts in the City of Wilmington, Delaware shall have exclusive jurisdiction over any proceeding seeking to enforce any provision of, or based upon any right arising out of, this Agreement or the transactions contemplated hereby. The Parties hereto do hereby irrevocably (i) submit themselves to the personal jurisdiction of such courts, (ii) agree to service of such courts' process upon them with respect to any such proceeding, (iii) waive any objection to venue laid therein and (iv) consent to service of process by registered mail, return receipt requested in accordance with and at its address set forth in Article IX (as such address may be updated from time to time in accordance with the terms of Article IX).

  The Parties acknowledge and agree that the foregoing choice of law and forum provisions are the product of an arm's-length negotiation between the Parties.

  Notwithstanding the foregoing, either Party to this Agreement may seek, in the State or Federal courts in the City of Wilmington, Delaware, interim or provisional injunctive relief (or similar equitable relief) to maintain the status quo until such time as the designated senior management representatives of the Parties resolve a dispute referred to them or an arbitration award or other remedy is entered in connection with such dispute pursuant to this Article VIII and, by doing so, such Party does not waive any right or remedy available under this Agreement.

ARTICLE IX - NOTICES

All notices, demands, requests, consents or other communications hereunder shall be in writing and shall be deemed sufficiently given if personally delivered, in which case such notice shall be deemed received upon delivery, or sent by prepaid air courier of internationally recognized repute, in which case such notice shall be deemed received upon receipt of confirmation of transmission of the telefax to the Parties at the following address, or to such other address as may be designated by written notice given by either Party to the other Party:

If to Pioneer:

PIONEER HI-BRED INTERNATIONAL, INC.
Attention: General Counsel
DuPont Pioneer
7250 N.W. 62nd Ave.
P.O. Box 1014
Johnston, IA 50131-1014
Fax: (515) 535-4844

If to Licensor:

S&W SEED COMPANY
Attention: Chief Financial Officer
1974 N. Gateway Blvd., Suite 104
Fresno, CA 93727
Fax: (559) 255-5457

ARTICLE X - MISCELLANEOUS

  Neither Party to this Agreement shall have any authority to employ any person as an employee or agent for or on behalf of the other Party or any purpose, and neither Party to this Agreement, nor any third party performing any duties or engaging in any work at the request of such Party, shall be deemed to be an employee or agent of the other Party to this Agreement.

  Neither Party may assign any of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other Party; provided, however, that no consent shall be required if this Agreement is assigned by a Party to an Affiliate or in connection with the sale, transfer or assignment of all or substantially all of the Party's business or assets and such Affiliate or purchaser, transferee or assignee shall have agreed, in a writing reasonably acceptable to the other Party, to be bound by the terms of this Agreement and to assume such Party's obligations hereunder; provided, further, that Licensor may only assign this Agreement to an Affiliate if (i) such Affiliate is wholly-owned by Licensor and (ii) Licensor shall have executed and delivered to Pioneer a guaranty in substantially the same form as the Guaranty (as defined in the First APSA), pursuant to which Licensor shall guaranty all of the obligations of such wholly-owned Affiliate under this Agreement. Any attempted assignment in violation of this Article X(2) shall be void.

  Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof only by a written instrument executed by such Party. No delay on the part of Licensor or Pioneer in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Licensor or Pioneer of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

  If any provision hereof is found invalid or unenforceable pursuant to any executive, legislative, judicial or other decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms, unless either Party deems the invalid or unenforceable provisions to be essential to this Agreement, in which case such party may terminate this Agreement, effective immediately, upon written notice to the other Party.

  This writing (together with the First APSA and the Second APSA, if applicable, and the Transaction Documents, as such term is defined in the First APSA) contains the entire agreement between the Parties superseding any prior agreements dealing with the subject matter hereof. No modification of this Agreement shall be effective unless it is in writing, signed by the parties.

  This Agreement shall be binding upon and inure to the benefit of each of the Parties and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, shall be deemed to confer any right or remedy upon, or obligate any Party hereto to, any person or entity other than the Parties hereto.

  This Agreement may be executed in any number of counterparts (including via facsimile or portable document format (PDF)), each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PIONEER:
PIONEER HI-BRED INTERNATIONAL, INC.

By:	_________________________________________
Name:	_________________________________________
Title:	_________________________________________

LICENSOR:
S&W SEED COMPANY

By:	_________________________________________
Name:	_________________________________________
Title:	_________________________________________

[Signature Page to
Non-Exclusive Alfalfa Licensing and Assignment Agreement]